Exhibit 5.1
July 23, 2008

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
RE: Registration Statement on Form S-1, File No. 333-151786 (the “Registration Statement”)
Ladies and Gentlemen:
     We have acted as counsel for CVR Energy, Inc., a Delaware corporation (the “Company”), in connection with (i) the underwritten public offering (the “Offering”) by the Company of $125,000,000 in aggregate principal amount of the Company’s Convertible Senior Notes due 2013 (the “Initial Notes”), as well as up to an additional $18,750,000 in principal amount of notes that may be issued by the Company pursuant to an option granted to the underwriters by the Company to purchase additional notes solely to cover over-allotments (the “Option Notes,” and, together with the Initial Notes, the “Notes”) and (ii) the issuance of shares of common stock of the Company, $0.01 par value, issuable from time to time upon conversion of the Notes (the “Conversion Shares”). The Notes are to be offered to the public pursuant to an underwriting agreement to be entered into among the Company and Goldman, Sachs & Co., Citigroup Global Markets, Inc., Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, as representatives of the underwriters (the “Underwriting Agreement”). The Notes will be issued under an indenture (the “Indenture”) to be entered into between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed or reproduction copies, of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.
     In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Underwriting Agreement (other than representations and warranties made by the Company) and certificates and oral or written statements and other information of or from public officials and assume compliance on the part of all parties to the Underwriting Agreement (other than the Company) with the covenants and agreements contained therein.
     To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Registration Statement has become effective under the Securities Act of 1933, as amended and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (ii) the Notes have been duly authenticated and delivered by the Trustee, (iii) all of the parties to the Indenture, the Notes and the Underwriting Agreement (collectively, the “Documents”) (other than the Company) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the full power, authority and legal right to (a) execute and deliver the Documents and any agreements or instruments relevant thereto, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (iv) each of such Documents, agreements or instruments has been duly authorized, executed and delivered by all of the parties thereto (other than the Company) under the laws of their respective jurisdictions of incorporation or organization, (v) the execution thereof does not violate the charter, the by-laws or any other organizational document of any party thereto or the laws of their respective jurisdictions of incorporation or organization, (vi) no other proceedings or actions under the laws of the respective jurisdictions of incorporation or organization of any party thereto are necessary for any such party to perform its obligations under each of such Documents, agreements or instruments, (vii) under the laws of the respective jurisdictions of incorporation or organization of any party thereto (other than the Company) each of such agreements constitutes a valid and legally binding obligation of all parties thereto enforceable against such parties in accordance with its respective terms, and (viii) all of the parties to such Documents, agreements or instruments will comply with all laws applicable thereto.
     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
(i)	the Notes, when executed, issued and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and paid for in accordance with the terms of the Underwriting Agreement, will constitute duly authorized, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(ii)	the Conversion Shares initially issuable upon conversion of the Notes, when duly authorized and reserved for issuance by the Company and issued and delivered by the Company upon the conversion of the

Notes in accordance with their terms and the terms of the Indenture, will be validly issued, fully paid and non-assessable.
     The opinions set forth above are subject to the following qualifications:
     (A) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents relating to indemnification, contribution or exculpation.
     (B) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:
          (i) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions);
          (ii) related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;
          (iii) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;
          (iv) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and
          (v) which may be considered to be in the nature of a penalty.
     (C) Our opinions are subject to the following:
          (i) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights and remedies generally;
          (ii) general equitable principles (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and

          (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.
     The opinions expressed herein are limited to the laws of the State of New York and, to the extent relevant, the General Corporation Law of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date of effectiveness of the Registration Statement, and we undertake no obligation to supplement this letter if any applicable laws change after that date or if we become aware of any facts that might change the opinions expressed herein or for any other reason.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

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